Capital World Bond Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

March 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$119,281
Class B	$1,856
Class C	$9,166
Class F1	$20,285
Class F2	$9,707
Total	$160,295
Class 529-A	$5,351
Class 529-B	$174
Class 529-C	$1,878
Class 529-E	$262
Class 529-F1	$513
Class R-1	$239
Class R-2	$2,115
Class R-3	$2,586
Class R-4	$1,754
Class R-5	$2,953
Class R-6	$5,016
Total	$22,841

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3120
Class B	$0.2282
Class C	$0.2308
Class F1	$0.3137
Class F2	$0.3386
Class 529-A	$0.3053
Class 529-B	$0.2151
Class 529-C	$0.2236
Class 529-E	$0.2800
Class 529-F1	$0.3270
Class R-1	$0.2343
Class R-2	$0.2331
Class R-3	$0.2774
Class R-4	$0.3133
Class R-5	$0.3445
Class R-6	$0.3497

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	385,229
Class B	7,732
Class C	39,555
Class F1	66,099
Class F2	29,827
Total	528,442
Class 529-A	18,060
Class 529-B	782
Class 529-C	8,592
Class 529-E	967
Class 529-F1	1,628
Class R-1	1,038
Class R-2	9,094
Class R-3	9,374
Class R-4	5,718
Class R-5	9,556
Class R-6	15,234
Total	80,043

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.91
Class B	$20.79
Class C	$20.64
Class F1	$20.80
Class F2	$20.89
Class 529-A	$20.97
Class 529-B	$20.85
Class 529-C	$20.79
Class 529-E	$20.85
Class 529-F1	$20.86
Class R-1	$20.77
Class R-2	$20.77
Class R-3	$20.89
Class R-4	$20.90
Class R-5	$20.93
Class R-6	$20.92